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                                  Exhibit 99.3





             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]







Board of Directors
Cyras Systems, Inc.
47100 Bayside Parkway
Fremont, California 94538

Members of the Board of Directors:

                  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Cyras Systems, Inc. ("Cyras") as Appendix E to the Proxy Statement/Prospectus of CIENA Corporation ("CIENA") and Cyras relating to the proposed merger transaction involving Cyras and CIENA, and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion of Cyras's Financial Advisor" and "THE MERGER -- Opinion of Cyras's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                       By: /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                           ------------------------------------------
                           CREDIT SUISSE FIRST BOSTON CORPORATION









New York, New York
January 3, 2001